Exhibit 10.18

Akston Biosciences Corporation 100 Cummings Ctr., Ste. 454C Beverly, Massachusetts 01915	Office: 978-969-3381 Fax: 978-522-8499 e-mail: info@akstonbio.com

September 19, 2025

James M. Herriman

Re: Transition and Separation Agreement

Dear Jim:

The purpose of this letter agreement is to confirm the terms of your transition and separation from Akston Biosciences Corporation (“ Akston” or the “Company”). On behalf of the Company’s Board of Directors (the “Board”), thank you for your contributions. We would like to make this transition as smooth as possible. As you are aware, as an “at will” employee, Akston could end your employment relationship at any time and for any reason without additional compensation. Instead, the Board is proposing an agreement that would enable you to remain employed until December 31, 2025 (the “Date of Termination”) and then receive certain Separation Benefits if you satisfy the Conditions (all as defined below). If you do not satisfy any of the Conditions, the Company may end your employment prior to December 31, 2025 and the actual last date of your employment shall be the Date of Termination for purposes of this Agreement.

The following bulleted terms and conditions will apply regardless of whether you decide to enter into this Agreement:

●	Accrued Obligations: Akston shall pay or provide to you (i) any accrued but unpaid Base Salary through the Date of Termination, to be paid within the time period required by applicable law; (ii) reimbursement for unreimbursed business expenses properly incurred, which shall be subject to and paid in accordance with Akston’s expense reimbursement policy; and (iii) any vested benefits you may have under any employee benefit plan of Akston through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

●	Benefits: You will have the right to continue group health care coverage in the Company’s group health care programs after the coverage end date under the law known as “COBRA”. If you satisfy the Conditions, Section 3(b) of this Agreement will apply. If you do not satisfy the Conditions, any COBRA continuation coverage will be solely at your own expense. Your eligibility to participate in Akston’s other employee benefit plans and programs will cease on or after the Date of Termination in accordance with the applicable benefit plan or program.

●	Post-Employment Restrictions: The terms of the employee confidentiality and assignment agreement you entered into in connection with your employment on October 24, 2012 (the “Restrictive Covenants Agreement) remain in full force and effect.

●	Equity: Your service relationship for purposes your stock options (“Equity Awards”) ends on the Date of Termination. Pursuant to the terms of the applicable equity award agreement and underlying equity incentive plan (collectively, the “Equity Documents”) and the 90-day post-

James M. Herriman

September 19, 2025

employment exercise period commences on the Date of Termination, provided if you enter into this Agreement the Vesting Acceleration and Extended Exercise Period (each as defined below in Section 3(c)) will apply.

●	Unemployment Insurance Benefits. You have the right to file a claim for unemployment insurance benefits following the Date of Termination, and Akston will not contest or challenge your application. Information regarding unemployment benefits will be provided under separate cover.

The remainder of this letter proposes the Agreement between you and Akston. With those understandings, you and Akston agree as follows:

1.       Conditions

To receive the benefits set forth in this Agreement, you must: (i) enter into, not revoke and comply with this Agreement, including Section 5 (Nondisparagement) and Section 6 (Litigation and Regulatory Cooperation); (ii) comply in full with the Restrictive Covenants Agreement (collectively with Sections 5 and 6 of this Agreement the “Continuing Obligations”); (iii) during the Transition Period, reasonably cooperate with the CEO and the Board to transition your duties and responsibilities and to communicate positively with internal and external stakeholders and other business relationships about your departure; (iv) following the Date of Termination, execute the Follow On Release attached hereto as Exhibit A; and (v) upon request, execute the Company’s standard 180-day lock up in connection with the Company’s IPO (collectively the “Conditions”).

2.       Transition Period

The time period between September 19, 2025 and the Date of Termination shall be referred to herein as the “Transition Period”. During the Transition Period, you will be expected to work closely and cooperatively with the CEO, including with respect to the timing and the content of the communications relating to your departure.

3.       Separation Benefits

If you satisfy the Conditions, Akston will pay you the following “Separation Benefits” following the Date of Termination:

(a)      Severance Pay. The Company will continue to pay your base salary for a period of six (6) months following the Date of Termination. Your base salary will be paid at the rate in effect at the time of the Date of Termination and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the Company’s next regular payroll date practical following the later of (i) the Date of Termination, and (ii) the Effective Date of the Follow On Release.

(b)      COBRA Subsidy Period. If you elect to continue your health insurance coverage under COBRA, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of: (i) the close of the six (6) month period following the Date of Termination, (ii) the expiration of your continuation coverage

James M. Herriman

September 19, 2025

under COBRA; or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (the “COBRA Subsidy Period”). Notwithstanding the foregoing, to the extent necessary or desirable to avoid adverse tax or other consequences to you, the Company or the Company’s other employees, such payment will be treated as taxable income to you. Following the COBRA Subsidy Period, you will be responsible for the full COBRA premiums to the extent you are eligible to continue coverage and elect to do so.

(c)      Acceleration of Vesting and Extended Exercise Period. The post-termination exercise period of your outstanding vested options (each an “Option” and collectively, the “Options”) issued either pursuant to the Company’s equity incentive plan(s) (the “Plans”), shall be extended such that each Option remains exercisable through the original expiration date applicable to such Option (unless earlier terminated as permitted by the Plans) (the “Extended Exercise Period”), and the option agreements applicable to each Option shall be deemed to be amended to reflect such Extended Exercise Period. In addition, the Board will accelerate the vesting of any unvested Options such that they will be fully vested as of the Date of Termination (the “Vesting Acceleration”). Please note that the extension described in the previous paragraph constitutes a “modification” of the portions of the Options that are intended to qualify as “incentive stock options” and will immediately cause the Options to become nonqualified stock options. Accordingly, the Company advises you to seek the advice of a qualified tax adviser regarding the tax consequences of such extension before signing this Agreement.

4.        Release of Claims

In consideration for, among other terms, the Separation Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge Akston, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective investors, employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

●    relating to your employment by and termination of employment with Akston;

●    of wrongful discharge or violation of public policy;

●    of breach of contract;

●    of defamation or other torts;

●    of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act of 1967 (ADEA); Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

●    any and all claims under the Massachusetts Wage Act;

●    under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);

●    for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, and

James M. Herriman

September 19, 2025

●    for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

This release will not affect your rights (i) under this Agreement, (ii) to defense and indemnification, in each case pursuant to any applicable (x) the Company’s governing documents; (y) written agreement between you and Akston or (z) the Company’s insurance policy under which you are covered, pursuant to the terms of such policy, or (iii) apply to rights or claims that cannot be waived as a matter of law. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. You represent that you have not assigned any Claim to any third party.

5.       Mutual Non-disparagement

To the extent permitted by applicable law and subject to Section 7(a), you agree not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Company or any of the Releasees. The Company agrees that it shall instruct its executive officers, directors, and employees to refrain from making any statements, (whether written, oral, through social or electronic media or otherwise) or taking any actions that are disparaging about or otherwise harmful to your reputation.

6.       Litigation and Regulatory Cooperation

During and after your employment, you agree to cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 6.

7.        Other Provisions

(a)       Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor

James M. Herriman

September 19, 2025

Relations Act, which are available to non- supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but Akston will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

(b)      Termination of Payments. In the event that you fail to reasonably comply with any of your obligations under this Agreement (including the Continuing Obligations), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to immediately end your employment and/or terminate any payments of the Separation Benefits and/or seek repayment of any previously paid payments of the Separation Benefits. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement.

(c)      Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings and tax reports. Other than Akston’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to your failure to pay taxes on the payments contemplated by this Agreement. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The parties intend this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

(d)      Absence of Reliance; Non-Admission. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

(e)       Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or Akston or the “drafter” of all or any portion of this Agreement.

(f)       Enforceability. If any portion or provision of this Agreement (including, without limitation,

James M. Herriman

September 19, 2025

any portion or provision of any section of the Continuing Obligations) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g)      Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized member of the Board.

(h)      Entire Agreement. This Agreement constitutes the entire agreement between you and Akston and supersedes any previous agreements or understandings between you and the Company, provided that the Continuing Obligations and the Equity Documents and any other obligations specifically preserved in this Agreement will remain in full force and effect.

(i)        Time for Consideration; Effective Date. You have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it, (the “Consideration Period”), although you may decide to sign it sooner. To receive the benefits set forth in this Agreement, you must return a completed DocuSign of this Agreement so that it is received by at or before the expiration of the Consideration Period. For the period of seven (7) days from the date when you sign this Agreement you have the right to revoke this Agreement by written notice to me. For such a revocation to be effective, it must be delivered so that it is received by me at or before the expiration of the seven (7) day revocation period. This Agreement will become effective on the next date following the revocation period provided you do not revoke (the “Effective Date”).

(j)        Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf and DocuSign signatures shall be deemed to have the same legal effect as originals.

[Signature page follows]

James M. Herriman

September 19, 2025

Please indicate your agreement to the terms of this Agreement by signing and returning it via DocuSign within the time-period set forth above.

Sincerely,

Akston Inc.

/s/ Todd C. Zion	10/3/2025
Todd C. Zion	Date:
President and CEO

This is a legal document. The Company advises you to consult with an attorney before signing this Agreement. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ James M. Herriman	10/3/2025
James M. Herriman	Date:

James M. Herriman

September 19, 2025

Exhibit A

I James M. Herriman, hereby acknowledge and certify that I entered into a Transition and Separation Agreement with Akston Biosciences Corporation (“Akston” or the “Company”). in connection with the ending of my employment (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, I am required to execute this Follow On Release, which updates the release of claims set forth in Section 4 of the Agreement in order to be eligible for the Severance Benefits. I understand that I may not sign this Follow On Release until on or after the Date of Termination and that I must return it to Akston within seven (7) days after such date.

I, therefore, agree as follows:

1.     A copy of this Follow On Release was attached to the Agreement as Exhibit A.

2.     In consideration of the benefits contained in the Agreement, including but not limited to the Severance Benefits set forth in Section 3 of the Agreement, for which I become eligible only if I sign this Follow On Release, I hereby extend the release of claims set forth in Section 4 of the Agreement to any and all Claims that arose after the date I signed the Agreement through the date I sign this Follow On Release, subject to all other exclusions and terms set forth in the Agreement.

3.     I have carefully read and fully understand all of the provisions of this Follow On Release, I knowingly and voluntarily agree to all of the terms set forth in this Follow On Release, and I acknowledge that in entering into this Follow On Release, I am not relying on any representation, promise or inducement made by Akston or its representatives with the exception of those promises contained in this Follow on Release and the Agreement.

4.     I acknowledge that I have knowingly and voluntarily entered into this Akston and that Akston advises me to consult with an attorney before signing this Akston. I understand and acknowledge that

I have been given the opportunity to consider this Follow On Release for ten (10) days following the Date of Termination (the “Follow On Release Consideration Period”). To receive the Severance Benefits, I must return a signed, unmodified original or PDF copy of this Follow On Release so that it is received by the Company’s CEO at or before the expiration of the Follow On Release Consideration Period. This Follow On Release shall become effective upon execution (the “Effective Date of the Follow On Release”).

5.     I agree that this Follow On Release is part of the Agreement.

James M. Herriman	Date